UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Salona Global Medical Device Corporation
(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(Province or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

3330 Caminito Daniella
Del Mar, California 92014
1-800-760-6826
(Address of principal executive offices)

2021 Amended and Restated Stock Option Plan of Salona Global Medical Device Corporation
(Full title of plan)

Leslie Cross

Interim Chief Executive Officer

2800 Park Place
666 Burrard Street
Vancouver, British Columbia

V6C 2Z7

(Name and address of agent for service)

1-800-760-6826
( Telephone number, including area code, of agent for service)

Copies to:

Richard Raymer

Dorsey & Whitney LLP

TD Canada Trust Tower

Brookfield Place, 161 Bay Street, Suite 4310

Toronto, ON M5J 2S1

(416) 367-7388

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company" in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒	Smaller Reporting Company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common shares, without par value, subject to outstanding options	6,013,513	$0.43(3)	$2,585,810.59	$282.11
Common shares, without par value, not subject to outstanding awards	10,000,000	$1.00(4)	$10,000,000	$1,091.00
Total	16,013,513	-	$12,585,810.59	$1,373.11

(1)

Represents common shares, without par value (the "Common Shares") of Salona Global Medical Device Corporation (the "Registrant") (i) issuable pursuant to the exercise of outstanding options  and (ii) issuable pursuant to the exercise of options, under the 2021 Amended and Restated Stock Option Plan of Salona Global Medical Device Corporation (the "Plan").

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the provisions of the Plan.

(3)

Based on weighted average exercise price of Cdn$0.54 (US$0.43) of options granted under the Plan outstanding as of July 16, 2021, converted into U.S. dollars based on the final exchange rate on July 16, 2021, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars at a rate of Cdn$1.00 equals US$0.79.

(4)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Common Shares on July 16, 2021, as quoted on the TSX Venture Exchange and converted into U.S. dollars based on the exchange rate on July 16, 2021, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars at a rate of Cdn$1.00 equals US$0.79.

EXPLANATORY NOTE

This registration statement on Form S-8 (the "Registration Statement") is being filed for the purpose of registering an aggregate of 16,013,513 Common Shares (i) issuable pursuant to the exercise of outstanding options  and (ii) issuable pursuant to the exercise of options granted, under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

The following documents which have been and will in the future be filed by the Registrant with the United States Securities and Exchange Commission (the "SEC") are incorporated into this Registration Statement by reference:

(a)	Our Registration Statement Form S-1 (File No. 333-255642) as filed with the SEC on April 30, 2021, and amended on May 12, 2021 and June 17, 2021.
(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since May 21, 2021.

In addition, all other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The description of our Common Shares set forth in the section titled "Description of Common Shares" in our Registration Statement Form S-1 (File No. 333-255642) as filed with the SEC on April 30, 2021, and amended on May 12, 2021 and June 17, 2021, is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (British Columbia) (the "BCBCA") the Registrant may indemnify an individual who: (i) is or was a director, alternate director or officer of the Registrant ; (ii) is or was a director, alternate director or officer of another corporation: (A) at a time when such other corporation is or was an affiliate of the Registrant ; or (B) at the request of the Registrant ; or (iii) at the request of the Registrant , is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity, and his or her heirs and personal or other legal representatives of that individual (each such person referred to herein as an "eligible party"), against all judgments, penalties or fines awarded or imposed in, or amounts paid to in settlement of, a legal proceeding or investigative action, whether current, threatened, pending or completed, in which such eligible party or any of his or her heirs and personal or other legal representatives is or may be joined as a party, or is or may liable for in respect of a judgment, penalty or fine in, or expenses related to such legal proceeding or investigative action because of serving in such capacity, on condition that (1) the individual acted honestly and in good faith with a view to the best interests of the Registrant or such other corporation or legal entity, and (2) in the case of such a proceeding or investigative action other than a civil proceeding, the individual had reasonable grounds for believing that his or her conduct was lawful.  The Registrant may also indemnify an eligible in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any proceeding to which he or she is made a party by reason of being an eligible party, if the person seeking indemnity, (a) was substantially successful on the merits in his or her defense of the action or proceeding; and (b) fulfills the conditions set out in (1) and (2) of the preceding sentence. The Registrant may provide indemnification in respect of such costs, charges and expenses after the final disposition of such legal proceeding or investigative action, and may pay such costs, charges and expenses in advance of such final disposition, provided it obtains a written undertaking that such eligible person will repay the amounts advanced if it is ultimately determined that the individual did not comply with (1) and (2) above. Under the BCBCA, eligible person is entitled to indemnification from the Registrant in respect of such costs, charges and expenses as a matter of right if the individual has not been reimbursed for such costs, charges and expenses and is wholly successful, on the merits or otherwise, in the outcome of such legal proceeding or investigative action, or is substantially successful on the merits thereof, providing such individual complies with (1) and (2) above. On application of the Registrant or an eligible party, the Supreme Court of British Columbia may order the Registrant to indemnify an eligible party in respect of any liability incurred by such person in respect of such a legal proceeding or investigative action, and against some or all of the expenses reasonably incurred by such individual in respect of such legal proceeding or investigative action.

In accordance with the BCBCA, the Articles of the Registrant provide that the Registrant must indemnify each eligible party and the heirs and legal personal representatives of each eligible party against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, any legal proceeding or investigative action, whether current, threatened or completed, which such individual is or may be liable, and the Registrant must, after the final disposition of such legal proceeding or investigative action, as applicable, pay the expenses actually and reasonably incurred by such person in respect of that proceeding, provided that (1) the individual acted honestly and in good faith with a view to the best interests of the Registrant; and (2) in the case of such a legal proceeding or investigative action other than a civil proceeding, the person had reasonable grounds for believing that his or her conduct was lawful.

A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Articles of the Registrant and the BCBCA.

Each director and officer is also a party to an indemnification agreement with the Registrant, pursuant to which the Registrant has agreed, to the fullest extent allowed by applicable law, to indemnify and hold harmless such director or officer, his or her heirs, successors and legal representatives from and against any against any and all damages, liabilities, losses, costs, charges and expenses suffered or incurred at any time by such director or officer, his or her heirs, successors and legal representatives as a result or by reason of such director or officer, as applicable, acting as a director and/or officer of the Registrant and and/or any of its subsidiaries or by reason of any action taken or not taken by such director or officer in such capacity, including without limitation, any liability arising under applicable corporate and securities legislation or otherwise, including any costs, charges and expenses such officer or director may incur in enforcing such indemnification agreement, provided that such damages, liabilities, losses, costs, charges or expenses were not suffered or incurred as a direct result of such officer's or director's own gross negligence, fraud, dishonesty or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Exhibit
4.1	2021 Amended and Restated Stock Option Plan of Salona Global Medical Device Corporation
5.1	Opinion of DLA Piper (Canada) LLP
23.1	Consent of DLA Piper (Canada) LLP (Included in Exhibit 5.1)
23.2	Consent of SRCO Professional Corporation
24.1	Power of Attorney (See Signature Pages)

Item 9. Undertakings.

(a)    The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Del Mar, State of California on July 19, 2021.

SALONA GLOBAL MEDICAL DEVICE CORPORATION

/s/ Kyle Appleby
Name:	Kyle Appleby
Title:	Interim Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Leslie Cross and Jane Kiernan as his or her attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Leslie Cross	Chairman of the Board and Interim Chief Executive Officer	July 19, 2021
Leslie Cross	(Principal Executive Officer)

/s/ Kyle Appleby	Interim Chief Financial Officer	July 19, 2021
Kyle Appleby	(Principal Financial Officer & Principal Accounting Officer)

/s/ Jane Kiernan	Director	July 19, 2021
Jane Kiernan

/s/ Kyle Wilks	Director	July 19, 2021
Kyle Wilks

/s/ Dr. Ken Kashkin	Director	July 19, 2021
Dr. Ken Kashkin